Exhibit 2.1
                                BILL OF SALE

                           STATE OF SOUTH CAROLINA
                              COUNTY OF CHEROKEE

                                  BILL OF SALE

      FOR VALUE RECEIVED, THERMO FIBERGEN INC., a Delaware corporation, ("Seller") does hereby bargain, sell, transfer and convey unto LINPAC, Inc., a Georgia corporation, ("Purchaser"), effective as of September 1, 2000, that certain fiber recovery and water clarification plant located at Purchaser's facilities in Cowpens, South Carolina (the "Plant") and each and every item of equipment, machinery, tools, trade fixtures, and copies of all technical information located in the Plant including, without limitation, the specific items set forth in Exhibit A hereto and incorporated by reference herein and all rights, associated therewith, (all such equipment, machinery and other items, including the Plant, being hereafter collectively called the "Assets").

      TO HAVE AND TO HOLD all of the Assets unto Purchaser, its successors and assigns, forever.

     Seller hereby represents and warrants to Purchaser (a) that Seller is the sole and lawful owner of the Assets, (b) that Seller has good and marketable title to each, and every item of the Assets, and (c) that each and every item of the Assets is free and clear of any and all claims, liens, encumbrances, security interests, judgments, restrictions and charges of every nature whatsoever. Seller hereby also transfers to Purchaser any unexpired manufacturer or other warranty it has to any and all of the Assets to the extent that any such warranty is transferable. Seller shall provide reasonable cooperation to Purchaser, at Purchaser's request and expense, with respect to the enforcement of any such warranty. No other warranties express or implied are provided hereunder including any implied warranties of merchantability or fitness for any particular purpose. Purchaser has inspected the Assets and accepts the Assets "AS IS" and in the current Plant location.

      Purchaser hereby agrees to pay Seller THREE MILLION SIX HUNDRED THOUSAND DOLLARS ($3,600,000) for the Assets payable beginning with one payment of TWO HUNDRED THOUSAND DOLLARS ($200,000) on the date hereof, and beginning on September 28, 2000 and on the twenty-eighth (28th) day of each of the following sixteen consecutive months thereafter, Purchaser will pay to Seller the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) plus accrued interest on the unpaid portion of the Purchase Price computed at an annual interest rate of nine and one half percent (9.5%), pursuant to the terms and conditions of the Promissory Note delivered by Purchaser to Seller concurrently with this Bill of Sale.

      The responsibility for all property taxes imposed upon the Plant shall be transferred from TFG to LINPAC effective as of the date of this Bill of Sale, and the Seller and Purchaser agree to make all such filings and provide all notices as may be required, and to fully cooperate with one another, to pro-rate the property tax responsibilities of each party.

      IN WITNESS WHEREOF, Seller has caused this instrument to be executed under seal as of the 5th day of September, 2000.

                                    THERMO FIBERGEN INC.



                                    By: /s/ Yiannis Monovoukas (SEAL)
                                    --------------------------------------------
                                    Name:  Yiannis Monovoukas
                                    Title: President and Chief Executive Officer


ACCEPTANCE

ACCEPTED on the 5th day of September, 2000, effective as of September 1, 2000.

                                    LINPAC, INC.



                                    By:  /s/ James V. Painter (SEAL)
                                    --------------------------------------------
                                    Name:  James V. Painter
                                    Title: General Manager